Exhibit 99.1

POPE & TALBOT, INC.

NEWS RELEASE

Contact:
Mark Rossolo
503-274-4054

For Release August 9, 2007 – 4:15 p.m. ET

POPE & TALBOT ANNOUNCES RESULTS FOR SECOND QUARTER OF 2007

Financial Highlights for Second Quarter of 2007:

•	Second quarter 2007 net loss widens to $2.62 per share from $1.15 in first quarter of 2007

•	Credit agreement in default due to inability to meet required EBITDA covenant

•	Strengthening Canadian dollar increased operating loss by an estimated $9.4 million for the second quarter of 2007 as compared with the first quarter of this year

•	Pulp revenues of $137.9 million increased 19 percent from the second quarter of 2006

•	Increased product shipments from one year ago; Wood Products shipment up 10 percent to 248.0 million board feet

PORTLAND, OR — Pope & Talbot, Inc. (NYSE: POP) today reported a net loss of $42.9 million for the second quarter of 2007 compared with a net loss of $21.8 million for the same quarter of 2006 and $18.6 million for the first quarter of 2007. The net loss for the second quarter of 2007 was $2.62 per share on 16.4 million shares, compared with a net loss of $1.35 per share on 16.2 million shares for the second quarter of 2006 and a net loss of $1.15 per share on 16.3 million shares for the first quarter of 2007. Revenues were $236.5 million for the second quarter compared with $213.6 million for the second quarter of 2006 and $200.5 million for the first quarter of 2007. As a result of the Company’s adoption of an accounting pronouncement for planned major maintenance activities issued in the latter part of 2006, the second quarter 2006 net loss is $7.3 million more than the amount previously reported.

The Company’s operating performance significantly declined in the second quarter of 2007 compared to both the second quarter of 2006 and the first quarter of 2007. In the second quarter of 2007, the Company’s operating loss was $30.3 million and earnings before interest, taxes, depreciation and amortization (EBITDA) was negative $17.7 million, as compared with an operating loss of $10.5 million and negative EBITDA of $0.2 million for the same quarter of 2006. For the first quarter of 2007, operating loss was $14.7 million and EBITDA was negative $4.4 million. Higher pulp raw material, manufacturing costs and maintenance costs, combined with the negative impact of a strengthening Canadian dollar relative to the U.S. dollar offset improved pulp market prices and increased pulp shipments in the second quarter of 2007 as compared to the prior periods. The strengthening Canadian currency also impacted wood products costs, which were also higher than the prior periods as a result of increased shipments. Lumber prices, while improving from the first quarter of 2007 levels, continued to reflect depressed lumber market conditions.

1500 S.W. First Avenue • Portland, Oregon 97201• 503-228-9161

As announced August 6, 2007, the Company is in default of its senior secured credit agreement as a result of its inability to maintain compliance with one financial covenant calculated as of June 30, 2007. The Company and its senior lenders entered into a forbearance agreement pursuant to which its senior lenders have agreed that until September 17, 2007 or the earlier of another default they will forbear from exercising any rights or remedies they may have under the credit agreement arising from the existing default (including their right to declare all amounts outstanding as immediately due and payable), and will permit the Company to continue to borrow under the revolving credit facility, on a reduced basis, subject to all other terms and conditions of the credit agreement. See discussion below in “Capital and Liquidity.”

The covenant required that the Company generate EBITDA, as defined, of at least $30 million for the four-quarter period ended June 30, 2007; however, the Company generated EBITDA of $4.0 million for this period, including negative EBITDA of $24.8 million in the second quarter of 2007. Although the Company may seek further forbearance or other relief from its senior lenders when the current forbearance expires, it cannot provide any assurance that such forbearance or other relief will be provided. Even if the Company is successful in obtaining additional covenant relief, the Company will continue to be challenged in its ability to maintain adequate levels of liquidity relative to the size of its operations. Accordingly, the Company is continuing to explore alternatives to strengthen its balance sheet and generate cash, including one or more possible asset sales or other capital infusions, and is analyzing its ability to restructure its debt and other liabilities, including, if necessary, through bankruptcy proceedings. In addition, the Forbearance Agreement requires the Company during the six-week forbearance period to solicit offers to purchase all or substantially all of the Company’s assets or equity interests. The Company has engaged Rothschild Inc. to assist in all those efforts.

“The unfavorable movement of the Canadian dollar and a scarcity of affordable fiber resources have combined to tighten our liquidity and severely impact earnings,” said Harold Stanton, President and Chief Executive Officer. “While these factors are largely out of our control, we cannot maintain the status quo and expect to withstand this current market environment. We are actively taking steps to improve our liquidity. As previously announced, we are curtailing one of three production lines at our Nanaimo pulp mill to reduce operating costs and conserve fiber in light of current market conditions. We are managing working capital by reducing inventories to minimal levels and optimizing cash conversion between our collections and payables. We have initiated actions to reduce non-employee administrative expenses throughout the Company and have implemented a salary and new hire freeze for all staff and salaried positions. Additionally, we have closed our Corporate flight department and have sold the Company airplane. As we investigate longer-term capital and financing alternatives, I am hopeful that our current lenders will be supportive of our efforts and will grant us a prudent timeframe to execute an appropriate strategy.”

Selected Statistics

	Second Quarter		First Quarter 2007	Six months ended June 30,
	2007	2006		2007	2006
Sales Volumes:
Pulp (metric tons)	202,000	200,000	174,500	376,500	407,100
Lumber (thousand board feet)	248,000	225,800	209,100	457,100	469,800

Production Volumes:
Pulp (metric tons)	177,100	189,900	182,800	359,900	399,600

Lumber (thousand board feet)	201,200	212,200	239,200	440,400	465,300

Average Price Realizations: (A)
Pulp (metric tons)	$683	$579	$657	$671	$557
Lumber (thousand board feet)	$331	$392	$320	$326	$400

Notes:

(A)	Gross invoice price less trade discounts.

1500 S.W. First Avenue • Portland, Oregon 97201• 503-228-9161

Pulp

Pope & Talbot’s second quarter revenues for Pulp increased 19 percent to $137.9 million, compared with the same period a year ago primarily due to an increase in average price realized and increased 20 percent compared with the first quarter of 2007 primarily due to an increase in shipments as well as an increase in average price realized. Shipments for the second and first quarters of 2007 were 202,000 metric tons and 174,500 metric tons, respectively. Shipments in the second quarter of 2007 returned to more normal levels from abnormally low levels in the first quarter, which were primarily a result of production constraints imposed by fiber availability and transportation delays caused by a Canadian National Railway strike.

Pulp generated an operating loss of $16.4 million for the second quarter of 2007, as compared with losses of $2.3 million and $1.7 million for the second quarter of 2006 and the first quarter of 2007, respectively. EBITDA for the second quarter of 2007 decreased to negative EBITDA of $9.5 million from positive EBITDA of $4.6 million and $5.0 million for the second quarter of 2006 and the first quarter of 2007, respectively. The reduction in the contribution from the second quarter of 2006 to the same quarter of 2007 was primarily due to a significant increase in fiber costs due to fiber availability and quality issues, reduced production caused by scheduled and unscheduled maintenance shutdowns and the effect on the operating costs incurred at the Company’s Canadian pulp mills due to the strengthening of the Canadian dollar relative to the U.S. dollar, partially offset by an increase in pulp revenues. The contribution as compared with the previous quarter was reduced primarily due to the increase in maintenance costs and the effect of the Canadian dollar relative to U.S. dollar, partially offset by the increase in pulp revenues. During the second quarter, the Nanaimo pulp mill performed its annual maintenance shutdown and incurred costs of approximately $12 million, an increase of approximately $9 million over the cost incurred in the first quarter of 2007 for the planned maintenance shutdown of the Halsey pulp mill in that quarter. Compared with the first quarter of 2007, the Company estimates that the increase in the average daily Canadian to U.S. dollar exchange rate increased second quarter 2007 pulp cost of sales approximately $7.0 million. Excluding the effect of the stronger Canadian dollar and the increase in maintenance shutdown costs, the average cost per ton of pulp sold was 4 percent higher in the second quarter of 2007 compared with the first quarter of 2007.

The steady decline of lumber prices in 2006 and lack of sufficient price recovery in 2007 has caused some sawmills located in both the U.S. and Canada to cease or reduce production. This decline has severely constrained the availability and quality of wood chip supply. As a result, the Company has expanded its geographic harvesting and sourcing areas and its supply chain to include wood chips and sawdust that may have a chemical composition dissimilar to the Company’s historic supply of fiber. This shift in the characteristics has caused the Company to incur increased production costs to alter its manufacturing process while maintaining its pulp quality. The Company has experienced a substantial increase in its fiber and production costs beginning in the fourth quarter of 2006 and continuing into the second quarter of 2007. The on-going supply imbalance is expected to impact the remainder of 2007.

1500 S.W. First Avenue • Portland, Oregon 97201• 503-228-9161

Pulp production totaled 177,100 metric tons in the second quarter of 2007, compared with 189,900 and 182,800 metric tons in the second quarter of 2006 and the first quarter of 2007, respectively. The Company’s Nanaimo pulp mill took 18 days and 17 days of downtime associated with its planned maintenance outage in its second quarter of 2007 and 2006, respectively. Quarterly production was reduced by approximately 16,800 metric tons in 2007 and 20,000 metric tons in 2006 related to this downtime. In April 2007, the Company’s Mackenzie pulp mill experienced a mechanical failure in its Kamyr digester which caused a production shutdown for that mill of 14 days, reducing second quarter production by approximately 9,400 metric tons.

Wood Products

Pope & Talbot’s second quarter revenues for Wood Products of $98.6 million increased one percent from the same period a year ago. The increase from the second quarter of 2006 resulted from increased lumber sales volumes and increased by-product revenues partially offset by lower sales prices. Shipments for the second quarter increased 10 percent to 248.0 million board feet from 225.8 million in the second quarter of 2006. Average lumber prices decreased 16 percent to $331 per thousand board feet from $392 per thousand board feet for the second quarter of 2006. Wood Products revenues for the quarter increased by 15 percent compared with the first quarter of 2007, primarily due to an increase in shipments of 19 percent up from 209.1 million board feet, partially offset by decreased by-product revenues. Lumber sales prices for the second quarter of 2007 increased slightly from the first quarter, up 3 percent, but generally continue to reflect depressed lumber market conditions.

Wood Products generated an operating loss of $7.8 million in both the second and first quarters of 2007, compared with an operating loss of $3.3 million in the second quarter of 2006. EBITDA from Wood Products was a negative $4.4 million in the second quarter of 2007, compared with EBITDA of $44,000 in the second quarter of 2006 and negative EBITDA of $4.5 million in the first quarter of 2007. The reduction in contribution from a year ago was primarily due to a decrease in average sales price realized caused by the slump in demand for lumber products.

Since October 12, 2006, the Company’s lumber shipments to the United States have been subject to a 15% export tax. The benchmark Prevailing Monthly Price, as established by an average of the Random Lengths Framing Lumber Composite Index, has been below $315 for the entire period of the export tax.

Lumber production totaled 201.2 million board feet in the second quarter of 2007, compared with 212.2 million board feet in the same quarter of 2006 and 239.2 million board feet in the first quarter of 2007. The decrease in production as compared with the second quarter of 2006 was primarily due to reduced production at the Company’s Grand Forks and Fort St. James sawmills as a result of market-related production curtailments taken by both mills in the second quarter of 2007, offset by production at the Company’s Midway mill which did not operate in the second quarter of 2006. The decrease in production as compared with the first quarter of 2007 primarily resulted from market related production curtailments in the second quarter of 2007 at Midway, Grand Forks and Fort St. James.

Selling, General & Administrative

SG&A expenses for the second quarter of 2007 totaled $10.2 million compared with $9.3 million in the same period of 2006 and $9.5 million in the first quarter of 2007. SG&A expenses in the second quarter of 2007 were $0.9 million higher than the same period a year ago, primarily due to an increase of $0.7 million in costs associated with financial consultants, legal and other professional services, an increase of $0.3 million in equity compensation expense and an increase of $0.2 million in sales commissions, offset by a reduction in costs of $0.3 million associated with a sales tax audit in 2006. SG&A expenses

1500 S.W. First Avenue • Portland, Oregon 97201• 503-228-9161

increased $0.7 million compared with the first quarter of 2007, due to similar factors as discussed above except offset by a decrease of $0.5 million in audit fees and a decrease of $0.2 million associated with uninsured losses that occurred in the first quarter.

Capital and Liquidity

At June 30, 2007, total debt was $354.9 million, an increase of $33.9 million from $321.0 million at December 31, 2006. Total stockholders’ equity decreased by $39.6 million in the first six months of 2007 primarily due to a net loss, partially offset by an increase in accumulated other comprehensive income. At June 30, 2007, the ratio of long-term debt to total capitalization was 81 percent, up from 73 percent at December 31, 2006.

At June 30, 2007, the Company was utilizing $34.1 million of its revolving facility for cash borrowings and $16.7 million for letters of credit. At July 31, 2007, cash borrowing under the revolving credit facility had increased to $44.4 million primarily due to payment of approximately $8 million in annual Canadian property taxes due in July. Under the Forbearance Agreement with our senior lenders, the revolving facility has been reduced to $67.0 million, with maximum limits of $50.0 million and $17.0 million for cash borrowings and letters of credit, respectively. As a result of the unwaived default, the Company has classified all outstanding cash borrowings under the revolving facility and the term loans under its credit agreement as current liabilities at June 30, 2007.

Cash requirements in the first six months of 2007 included an increase in net working capital of $6.4 million and $11.4 million for capital expenditures. In the second quarter of 2007, Pope & Talbot’s capital expenditures were $6.2 million and depreciation and amortization totaled $10.4 million.

This press announcement and other Company communications may contain statements relating to future performance of the Company that are forward-looking statements. These statements relate to the Company’s future plans, objectives, expectations and intentions and may be identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “anticipate,” and similar expressions. The Company cautions readers that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks including, but not limited to, risks associated with future financial results and liquidity including the Company’s continued ability to finance its operation in the normal course, the continuation of the forbearance agreement without the occurrence of a termination event thereunder or the potential necessity for additional forbearance agreements, the possibility that the Company may need to commence bankruptcy proceedings, fluctuation of the borrowing base and other limitations that may affect the Company’s ability to borrow under its revolving credit facilities or otherwise, the Company’s relationship with and payment terms provided by its trade creditors, additional financing requirements, the results of renegotiating certain key commercial agreements, the effect of commodity and raw material prices, foreign currency fluctuations, the effect of U.S. housing market conditions and other risks discussed in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Due to these uncertainties, there is an inherent risk that actual results will differ materially from any forward-looking statements. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward-looking statements whether as a result of new information, future events or otherwise.

Pope & Talbot is a pulp and wood products company. The Company is based in Portland, Oregon and trades on the New York stock exchange under the symbol POP. Pope & Talbot was founded in 1849 and produces market pulp and softwood lumber at mills in the U.S. and Canada. Markets for the Company’s products include the U.S., Europe, Canada, South America, and the Pacific Rim. For more information on Pope & Talbot, Inc., please check our website at www.poptal.com.

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1500 S.W. First Avenue • Portland, Oregon 97201• 503-228-9161

POPE & TALBOT, INC. AND SUBSIDIARIES

(Thousands except per share, unaudited)

CONSOLIDATED STATEMENTS OF INCOME

	Second Quarter		First Quarter 2007	Six months ended June 30,
	2007	2006 (A)		2007	2006 (A)
Revenues:
Pulp	$137,918	$115,819	$114,604	$252,522	$226,659
Wood Products
Lumber	82,185	88,613	66,982	149,167	187,847
Chips, logs and other	16,414	9,129	18,875	35,289	22,066

Total Wood Products	98,599	97,742	85,857	184,456	209,913

Total revenues	236,517	213,561	200,461	436,978	436,572

Costs and expenses:
Pulp cost of sales	151,574	115,197	113,279	264,853	221,345
Wood Products cost of sales	105,063	99,578	92,379	197,442	209,463
Selling, general and administrative	10,163	9,260	9,473	19,636	19,026

Operating loss	(30,283)	(10,474)	(14,670)	(44,953)	(13,262)
Interest expense	(10,946)	(7,022)	(10,112)	(21,058)	(13,315)
Interest income	147	104	467	614	157
Foreign exchange gain (loss), net	2,186	(222)	154	2,340	259
Loss on extinguishment of debt	—	(4,910)	—	—	(4,910)

Loss before income taxes	(38,896)	(22,524)	(24,161)	(63,057)	(31,071)
Income tax provision (benefit)	4,020	(699)	(5,534)	(1,514)	(1,226)

Net loss	$(42,916)	$(21,825)	$(18,627)	$(61,543)	$(29,845)

Net loss per common share—basic and diluted	$(2.62)	$(1.35)	$(1.15)	$(3.77)	$(1.84)

Average shares outstanding—basic and diluted	16,364	16,227	16,268	16,317	16,231

CONSOLIDATED BALANCE SHEETS

	June 30,		March 31,	December 31,
	2007	2006 (A)	2007	2006
Assets:
Current assets	$259,378	$237,198	$298,848	$258,336
Properties, net	391,435	394,880	367,396	371,806
Deferred charge	6,092	7,199	6,596	6,847
Other assets	25,051	30,463	24,145	25,030

Total assets	$681,956	$669,740	$696,985	$662,019

Liabilities and stockholders’ equity:
Current portion of long-term debt	$220,997	$423	$476	$474
Other current liabilities	114,676	108,333	125,894	102,030
Long-term debt, excluding current portion	133,892	383,589	343,570	320,476
Deferred income tax liability, net	22,789	9,962	20,628	15,689
Other long-term liabilities	108,732	75,318	103,782	102,925

Total liabilities	601,086	577,625	594,350	541,594
Stockholders’ equity	80,870	92,115	102,635	120,425

Total liabilities and stockholders’ equity	$681,956	$669,740	$696,985	$662,019

Long-term debt to total capitalization	81%	81%	77%	73%

SEGMENT INFORMATION

	Second Quarter		First Quarter	Six months ended June 30,
	2007	2006 (A)	2007	2007	2006 (A)
EBITDA: (B)
Pulp	$(9,527)	$4,611	$4,956	$(4,571)	$13,569
Wood Products	(4,387)	44	(4,537)	(8,924)	3,686
General Corporate	(3,789)	(4,891)	(4,850)	(8,639)	(9,426)

	(17,703)	(236)	(4,431)	(22,134)	7,829

Depreciation and amortization:
Pulp	$6,835	$6,942	$6,677	$13,512	$14,109
Wood Products	3,397	3,297	3,214	6,611	6,282
General Corporate	162	221	194	356	441

	10,394	10,460	10,085	20,479	20,832

Operating loss:
Pulp	$(16,362)	$(2,331)	$(1,721)	$(18,083)	$(540)
Wood Products	(7,784)	(3,253)	(7,751)	(15,535)	(2,596)
General Corporate	(6,137)	(4,890)	(5,198)	(11,335)	(10,126)

Operating loss	$(30,283)	$(10,474)	$(14,670)	$(44,953)	$(13,262)

Additional Information:
Lumber import duties	$—	$4,900	$—	$—	$10,700
Lumber export taxes	5,100	—	5,000	10,100	—
Capital expenditures	6,239	8,419	5,197	11,436	14,958

Notes:

(A)	Recast from amounts previously reported due to the Company’s adoption of an accounting pronouncement issued in September 2006 for planned major maintenance activities.

(B)	EBITDA equals net income (loss) before net interest expense, loss on extinguishment of debt, income tax provision (benefit) and depreciation and amortization. Segment EBITDA equals operating income (loss) before segment depreciation and amortization. EBITDA is a measure used by the Company’s chief operating decision makers to evaluate operating performance on both a consolidated and segment-by-segment basis. The Company believes EBITDA is useful to investors because it provides a means to evaluate the operating performance of the Company and its segments on an ongoing basis using criteria that are used by the Company’s internal decision makers and because it is frequently used by investors and other interested parties in the evaluation of companies with substantial financial leverage. The Company believes EBITDA is a meaningful measure because it presents a transparent view of the Company’s recurring performance and allows management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. For example, the Company believes that excluding items such as taxes and net interest expense enhances management’s ability to assess and view the core operating trends in its segments. EBITDA is not a measure of the Company’s liquidity or financial performance under generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income (loss), income (loss) from operations, or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. The use of EBITDA instead of net income (loss) or segment income (loss) has limitations as an analytical tool, including the inability to determine profitability; the exclusion of net interest expense and associated significant cash requirements, given the level of the Company’s indebtedness; and the exclusion of depreciation and amortization which represent significant and unavoidable operating costs, given the capital expenditures needed to maintain the Company’s businesses. Management compensates for these limitations by relying on GAAP results. The Company’s measures of EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table reconciles net loss to EBITDA for the periods indicated:

	Second Quarter		First Quarter	Six months ended June 30,
	2007	2006 (1)	2007	2007	2006 (1)
	(thousands)
Net loss	$(42,916)	$(21,825)	$(18,627)	$(61,543)	$(29,845)
Interest expense, net	10,799	6,918	9,645	20,444	13,158
Loss on extinguishment of debt	—	4,910	—	—	4,910
Income tax provision (benefit)	4,020	(699)	(5,534)	(1,514)	(1,226)
Depreciation and amortization	10,394	10,460	10,085	20,479	20,832

EBITDA	$(17,703)	$(236)	$(4,431)	$(22,134)	$7,829

The following table reconciles operating income (loss) to EBITDA for each of the Company’s Pulp and Wood Products operating segments:

	Second Quarter		First Quarter	Six months ended June 30,
	2007	2006 (1)	2007	2007	2006 (1)
	(thousands)
Pulp
Operating loss	$(16,362)	$(2,331)	$(1,721)	$(18,083)	$(540)
Depreciation and amortization	6,835	6,942	6,677	13,512	14,109

EBITDA	$(9,527)	$4,611	$4,956	$(4,571)	$13,569

Wood Products
Operating loss	$(7,784)	$(3,253)	$(7,751)	$(15,535)	$(2,596)
Depreciation and amortization	3,397	3,297	3,214	6,611	6,282

EBITDA	$(4,387)	$44	$(4,537)	$(8,924)	$3,686

Note 1 –	Recast from amounts previously reported due to the Company’s adoption of an accounting pronouncement issued in September 2006 for planned major maintenance activities.

The Company’s senior secured credit agreement subjects the Company to a financial covenant based on EBITDA. EBITDA is defined differently in the credit agreement and requires additional adjustments, among other items, to (i) eliminate any refunds of prior years lumber import duties, (ii) include income tax benefits recognized in any quarter, and (iii) exclude certain other non-cash income and expense items. EBITDA as defined in the credit agreement was $4.0 million for the four-quarter period ended June 30, 2007. The following table reconciles net income to credit agreement EBITDA for the four quarters ended June 30, 2007:

Four quarters ended June 30, 2007
(thousands)
Net income	$13,621
Interest expense, net	29,200
Income tax provision (benefit)	11,010
Add back: quarterly income tax benefits recognized	6,360
Depreciation and amortization	41,807
Lumber duty refunds for prior years	(101,209)
Refund of lumber import duties paid in first six months of 2006	(8,824)
Other non-cash income and expenses:
Net periodic benefit costs for pension and postretirement plans, net of benefits paid and cash contributions	4,680
Environmental accruals	4,536
LIFO accruals, net	2,128
Inventory write downs, net	1,429
Net unrealized foreign exchange gains recognized in earnings	(1,736)
Stock compensation and other	983

Credit agreement EBITDA	$3,985

EFFECT OF NEW ACCOUNTING PRONOUNCEMENT & RECLASSIFICATIONS

In January 2007, the Company changed its method of accounting for planned major maintenance from the previously accepted method of allocating the cost over interim periods in the year in which they were incurred to the expense as incurred method. As required by GAAP, the Company has retrospectively applied the expense as incurred method to its 2006 income statement and segment operating results for interim periods. Additionally beginning in January, the Company began presenting foreign currency transaction and remeasurement gains (losses) in non-operating income and expense. In prior periods, the Company had presented these items in cost of sales. The Company has reclassified the prior periods to be consistent with this presentation. The effect of these changes is summarized as follows:

	Operating Income (Loss)		Net Income (Loss)		Earnings (Loss) Per Basic & Diluted Share
	As Previously Reported	After Retrospective Application	As Previously Reported	After Retrospective Application	As Previously Reported	After Retrospective Application
	(thousands except per share)
2006
First Quarter	$(7,190)	$(2,788)	$(12,903)	$(8,020)	$(0.79)	$(0.49)
Second Quarter	(3,379)	(10,474)	(14,508)	(21,825)	(0.89)	(1.35)
Third Quarter	1,026	(1,742)	(10,161)	(12,929)	(0.62)	(0.79)
Fourth Quarter	92,984	98,518	82,891	88,093	5.09	5.41

	Pulp - Operating Income (Loss)		Wood Products - Operating Income (Loss)
	As Previously Reported	After Retrospective Application	As Previously Reported	After Retrospective Application
	(thousands)
2006
First Quarter	$(2,766)	$1,791	$812	$657
Second Quarter	3,967	(2,331)	(2,456)	(3,253)
Third Quarter	13,105	9,515	(7,620)	(6,798)
Fourth Quarter	3,879	9,247	(1,219)	(1,053)